UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 25, 2005

 YUKON RESOURCES CORP.

(Exact name of registrant as specified in this charter)

Nevada (State or other jurisdiction of incorporation)	333-118980 (Commission File Number)	20-0803515 (IRS Employer Identification No.)

206-475 Howe Street, Vancouver, British Columbia,  Canada

V6C 2B3

     (Address of Principal Executive Offices)

(Zip Code)

Registrant's Telephone Number, including area code:  (604) 629-1075

NOT APPLICABLE

(Former Name or Former Address, if Changes Since Last Report)

Item 8.01 Other Events.

On  May 25, 2005, Yukon Resources Corp. (the “Company”) submitted a "Notice of Work and Reclamation Program on a Placer Property" to The British Columbia Ministry of Energy and Mines. The application is to carry out a bulk sample program, consisting of one test pit approximately 35 feet deep to verify the results of a prior sampling program carried out in the vicinity in 1988. Equipment to be used: D6 Caterpillar Dozer, 225 Caterpillar Excavator, 3 inch and 6 inch submersible pumps powered by a diesel electric generator, a trommel/sluice box type processing plant and support vehicles. The test program involves setting up a closed circulation system with settling ponds for reusing water needed to process the ore bearing gravels, stripping any overburden from the test pit area, some minor access road rehabilitation, and the actual excavation and testing. The Company will be responsible for restoring the area by backfilling any excavations, leveling  and seeding to grass any disturbed ground. In the ordinary course of business, an entity is required to post a bond to ensure you do the reclamation work, but until the application has been approved the Company will not know the amount of the bond, although management anticipates the bond will be approximately 2500.00 and will be returned to the Company after an inspection of the area. Management expects that the total time involved including mobilization/demobilization would be approximately 10 days, depending somewhat on weather conditions. The total estimated cost of this initial test, as well as compilation of past (old reports) and new data (from the test), as stated in our report is $24,200.00USD.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 1, 2005

By:    /s/ Thornton J. Donaldson

Thornton J. Donaldson
Principal Executive Officer

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